Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Trailblazer Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Securities Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share(1)	457(f) and 457(c)	2,379,616	$11.10	(8)	$26,413,738		0.0001531	$4,043.94

		Common Stock, par value $0.0001 per share(2)	457(f) and 457(c)	2,119,499	$11.10	(8)	$23,526,439		0.0001531	$3,601.90

		Rights (each right entitling the holder thereof to receive one-tenth (1/10) of a share of Common Stock(3)	457	6,900,000	$0.14	(9)	$966,000		0.0001531	$147.89

		Rights (each right entitling the holders thereof to receive one-tenth (1/10) of a share of Common Stock(4)	457	394,500	$0.14	(9)	$55,230		0.0001531	$8.46

		Common Stock, par value $0.0001 per share(5)	457	729,450	$11.10	(8)	$8,096,895		0.0001531	$1,239.64

		Common Stock, par value $0.0001 per share(6)	457(f)	6,332,844	N/A		$572.99	(10)	0.0001531	$0.09

		Series A Convertible Preferred Stock, par value $0.0001 per share(7)	457(i)	6,000	N/A		$813.53	(10)	0.0001531	$0.13

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A		N/A		N/A	N/A

	Total Offering Amounts									$9,042.05
	Total Fees Previously Paid									$9,042.22
	Total Fee Offsets									N/A
	Total Fee Due									$0.00

(1)	Represents the outstanding public shares of Trailblazer Merger Corporation I (“Trailblazer”) on the date hereof.

(2)	Represents the outstanding private shares of Trailblazer on the date hereof, including 394,500 shares underlying units.

(3)	Represents the outstanding public rights of Trailblazer on the date hereof.

(4)	Represents the outstanding private rights of Trailblazer on the date hereof.

(5)	Represents shares underlying the public rights and private rights of Trailblazer as converted.

(6)	Represents a maximum of 6,332,844 shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Trailblazer Holdings, Inc., a Delaware corporation (“Holdings”), issuable in connection with the business combination with Cyabra Strategy Ltd., an Israeli company (“Cyabra”).

(7)	Represents a maximum of 6,000 shares of the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) of Holdings, issuable in connection with the business combination with Cyabra.

(8)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Common Stock of Trailblazer is quoted on Nasdaq. The proposed maximum price per share is based on the average of the high and low sales price on November 5, 2024, of $11.10.

(9)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The Rights of Trailblazer are quoted on Nasdaq. The proposed maximum price per right is based on the average of the high and low sales price on November 5, 2024, of $0.14.

(10)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Cyabra is a private company, no market exists for its securities, and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Cyabra securities expected to be exchanged in the business combination.